EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-151506, File No. 333-160193, and File No. 333-162823) and in the Registration Statements on Form S-8 (File No. 333-26157, File No. 333-89420, File No. 333-68682, File No. 333-77501, File No. 333-89424, File No. 333-125512, File No. 333-125513, File No. 333-134554, File No. 333-160197, and File No. 333-174572) of our report dated March 20, 2012 on our audit of the consolidated financial statements of Flagstar Bancorp, Inc. and subsidiaries and our audit on Flagstar Bancorp, Inc.’s internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Baker Tilly Virchow Krause, LLP

Southfield, Michigan

March 20, 2012